Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow Executive Vice President and Chief Financial Officer 973-305-4003

VALLEY NATIONAL BANCORP REPORTS THIRD QUARTER EARNINGS,

LOAN GROWTH AND NET INTEREST MARGIN EXPANSION

WAYNE, NJ – October 23, 2008 – Valley National Bancorp (NYSE:VLY) (“Valley”), the holding company for Valley National Bank, today announced third quarter and nine months results for 2008. Net income for the third quarter of 2008 was $3.6 million, or $0.03 fully diluted earnings per common share. Third quarter results were reduced by a $70.9 million securities loss on Fannie Mae and Freddie Mac perpetual preferred stock held in the available for sale securities portfolio. On an after tax basis, this charge reduced third quarter net income by $44.1 million, or $0.33 per diluted share. A preliminary estimate of the impact of this charge was previously disclosed in Valley’s Form 8-K on September 4, 2008.

On a core operating basis, excluding the above securities loss, net income for the third quarter was $47.7 million or $0.35 per fully diluted share. Management believes the core operating results present a more relevant measure of ongoing business trends and offer a better comparison with prior periods. The selected financial data in this report include a reconciliation of results that include securities losses and impairment charges (reported results) with those that do not (core operating results).

Net income was $76.7 million for the nine months ended September 30, 2008 or $0.59 fully diluted earnings per common share. The nine month results were reduced by a $71.9 million securities loss on Fannie Mae and Freddie Mac perpetual preferred stock. On an after tax basis, this charge reduced the nine month net income by approximately $44.6 million, or $0.35 per diluted share. On a core operating basis, excluding the above securities loss, net income for the nine months was $121.3 million, or $0.94 per diluted share.

Set forth below are highlights that occurred during the third quarter of 2008:

•

On July 1, 2008, Valley completed the acquisition of Greater Community Bancorp (“Greater Community”) with approximately $1.0 billion in total assets and 16 full-service branches in northern New Jersey. The purchase price of $167.8 million was paid through a combination of Valley’s common stock and warrants. The transaction generated approximately $114.2 million in goodwill and $7.5 million in core deposit intangible assets subject to amortization. Greater Community’s systems were integrated into Valley during the third quarter with minimal disruption to customer service.

•

Net interest income on a fully tax equivalent basis increased for the fourth consecutive quarter, up $12.7 million from the second quarter of 2008. The increase was primarily due to increased loan volumes caused by the Greater Community acquisition and organic loan growth, as well as an expansion of Valley’s net interest margin by 16 basis points to 3.64 percent.

Valley National Bancorp (NYSE: VLY)

2008 Third Quarter Earnings

October 23, 2008

•

Valley’s home equity and residential mortgage loan delinquencies remained below the banking industry averages. At September 30, 2008, Valley’s $600.6 million home equity portfolio consisting of over 15,400 loans had only 15 loans past due 30 days or more. These 15 loans totaled $792 thousand or 0.13 percent of the portfolio. Valley’s residential mortgage portfolio totaling $2.3 billion and approximately 9,600 total loans had 59 loans past due 30 days or more. These 59 loans totaled $12.3 million or 0.53 percent of the portfolio. At the same time, automobile loans totaling $1.5 billion and over 117,000 loans had 1,923 loans past due 30 days or more. These 1,923 loans totaled $22.4 million or 1.52 percent of all automobile loans. See “Credit Quality” section below for more details.

•

September 30, 2008, Valley National Bank’s capital ratios were all above the minimum level required to be categorized as “well capitalized.” Valley National Bank’s total risk-based capital, Tier I capital, and leverage capital were 10.12 percent, 8.41 percent, and 6.83 percent, respectively, at September 30, 2008. Valley anticipates no change in its regular quarterly cash dividend to common shareholders during the remainder of 2008.

•

Total loans grew by $1.0 billion to approximately $10.1 billion at September 30, 2008 compared to June 30, 2008 primarily due to $811.1 million in loans acquired from Greater Community. Valley also experienced solid organic loan growth in commercial mortgage and commercial loans from the linked quarter.

•

Net trading gains increased $14.0 million from the linked second quarter of 2008 mainly due to the change in the fair value of Valley’s junior subordinated debentures issued to VNB Capital Trust I (which are carried at fair value), partially offset by $6.1 million in mark to market losses on trading securities.

Chairman’s Comments

Gerald H. Lipkin, Chairman, President and CEO noted that, “Our third quarter earnings results were substantially impacted by write-downs and realized losses associated with the government’s decision to place Fannie Mae and Freddie Mac into conservatorship and cause the value of their preferred securities to substantially decline. While we’re upset about the impact of these charges brought on by current market conditions, these same market conditions have benefited us by creating more loan opportunities with new quality customers unable to find financing at other financial institutions which are not currently in a stable financial position competing in our primary markets. Excluding the positive impact of the Greater Community acquisition during the quarter, Valley’s commercial mortgage and commercial loan portfolios each grew organically over 22 percent on an annualized basis.

As previously disclosed in Valley’s Form 8-K on September 4, 2008, management is currently reviewing certain owned real estate properties for potential sale-leaseback transactions. Sale-leaseback transactions allow the monetization of the appreciated fair value of such properties and provide cash for future company growth, including additional growth in Valley’s loan portfolio.

Valley’s strength continues to be its straight-forward lending practices. Management has avoided the use of non-traditional, higher-risk loan products that could jeopardize capital and potentially create

Valley National Bancorp (NYSE: VLY)

2008 Third Quarter Earnings

October 23, 2008

liquidity issues. Valley’s delinquency levels remained relatively low with total loans past due in excess of 30 days totaling 0.86 percent of our $10.1 billion loan portfolio at September 30, 2008 as compared to 0.82 percent of total loans at June 30, 2008 and 1.00 percent of total loans at December 31, 2007. These numbers continue to demonstrate the strong performance of our loan portfolio and management’s dedication to conservative loan underwriting standards.

The Treasury Department recently outlined a plan under which the government will offer certain banks a direct capital infusion in exchange for nonvoting senior preferred stock. Although Valley is well-capitalized and its credit performance has remained solid during the current economic crisis, we are carefully examining opportunities for Valley to participate in this program and determine if there is a compelling benefit to Valley and its shareholders. Additionally, the FDIC has expanded its deposit insurance without additional cost to cover, without limitation, all of Valley’s non-interest bearing accounts until November 13, 2008. After such date this coverage becomes a voluntary fee-based program set to expire on December 31, 2009. Valley plans to participate in such program.”

Credit Quality

Management believes that Valley’s credit quality is stable with delinquencies and losses remaining relatively low, despite the difficulties being reported by other financial institutions. Valley’s focus has been and continues to be on traditional lending, utilizing our time-tested conservative underwriting approach. With a loan portfolio totaling approximately $10.1 billion, net loan charge-offs for the third quarter of 2008 were $4.4 million compared to $4.9 million for the second quarter of 2008, and $2.9 million for the third quarter of 2007. The provision for credit losses was $6.9 million for the third quarter of 2008 compared to $5.8 million for the second quarter of 2008, and $2.7 million for the third quarter of 2007. The quarterly provision is the result of Valley’s quarterly analysis of the loan portfolio and, among other factors, reflects the increase in the size and rate of growth of the loan portfolio, the level of net loan charge-offs, delinquencies and the current economic environment.

The allowance for credit losses as a percentage of total loans increased 5 basis points to 0.89 percent at September 30, 2008 as compared to June 30, 2008 and increased 1 basis point compared to December 31, 2007. The quarter over quarter increase was mainly the result of solid quarter over quarter loan growth, including non-acquisition related expansion in commercial mortgage and commercial loan categories, and additional reserves of $11.4 million assumed in the Greater Community acquisition during the third quarter of 2008. The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category:

Valley National Bancorp (NYSE: VLY)

2008 Third Quarter Earnings

October 23, 2008

	September 30, 2008		June 30, 2008		December 31, 2007
	Allowance Allocation	Allocation as a % of loan category	Allowance Allocation	Allocation as a % of loan category	Allowance Allocation	Allocation as a % of loan category
Loan category:			(Dollars in thousands)
Commercial*	$40,546	2.13%	$35,330	2.10%	$31,638	2.02%
Mortgage:
Construction	14,397	3.06%	11,676	2.92%	11,748	2.92%
Residential mortgage	3,771	0.16%	3,364	0.15%	3,124	0.15%
Commercial mortgage	12,520	0.39%	10,177	0.40%	8,788	0.37%

Total mortgage loans	30,688	0.51%	25,217	0.49%	23,660	0.49%
Consumer:
Home equity	1,627	0.27%	1,549	0.29%	1,634	0.29%
Other consumer	11,428	0.72%	10,041	0.61%	9,181	0.60%

Total consumer loans	13,055	0.60%	11,590	0.53%	10,815	0.52%
Unallocated	5,472	NA	3,812	NA	8,822	NA

	$89,761	0.89%	$75,949	0.84%	$74,935	0.88%

*	Includes the reserve for unfunded letters of credit.

Total non-performing assets, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, totaled $41.8 million, or 0.42 percent of loans at September 30, 2008 compared to $36.1 million, or 0.40 percent of loans at June 30, 2008. Non-accrual loans increased $3.1 million mainly due to four commercial loans totaling $3.0 million acquired from Greater Community. OREO also increased $2.7 million due to the foreclosure on a $3.2 million property securing one non-accrual commercial loan during the third quarter of 2008. Repossessed assets remained relatively unchanged, totaling $4.1 million at September 30, 2008 as compared to $4.2 million at June 30, 2008.

Loans past due 90 days or more and still accruing increased $1.5 million to $12.7 million, or 0.13 percent of total loans at September 30, 2008 compared to $11.2 million, or 0.12 percent at June 30, 2008. Loans past due 90 days or more and still accruing include matured performing loans in the normal process of renewal which totaled approximately $6.3 million and $5.6 million at September 30, 2008 and June 30, 2008, respectively. Total loans past due in excess of 30 days remained low given the current economic conditions, increasing 0.04 percent to 0.86 percent of total loans at September 30, 2008 compared with 0.82 percent of total loans at June 30, 2008.

Loans and Deposits

During the quarter, loans increased $1.0 billion to approximately $10.1 billion at September 30, 2008 mainly due to $811.1 million in loans acquired from Greater Community. The remaining linked quarter organic loan growth was mainly comprised of increases in commercial mortgage and commercial loans of $148.3 million and $94.3 million, respectively, partially offset by a $60.9 million

Valley National Bancorp (NYSE: VLY)

2008 Third Quarter Earnings

October 23, 2008

decrease in automobile loans. Valley’s lending operations continue to benefit from the dislocation in the credit markets and the expansion of Valley’s lending teams through its growing branch network, including the addition of 16 full-service branches from the Greater Community acquisition. The decline in automobile loans during the third quarter of 2008 resulted from Valley’s tightening of its already conservative auto loan credit standards, as well as lower consumer demand for such products in the current economic environment.

During the quarter, deposits increased $691.0 million to approximately $9.1 billion at September 30, 2008 due to $714.9 million in deposits assumed from the Greater Community acquisition. Excluding the deposit increases resulting from the Greater Community acquisition, Valley experienced declines in savings, NOW and money market accounts, as well as non-interest bearing accounts due to several factors caused by the current market conditions, including concerns over the general welfare of U.S. financial institutions and increased interest rate pressure by competitors in need of liquidity. Valley was able to offset much of the decrease in these account types by offering competitive time deposit rates during the period and increasing such balances through deposit initiatives in Valley’s expanded branch network. Future deposit growth is expected to be dependent on earning asset demand combined with the rates dictated by market competition versus the cost of alternative funding sources.

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $116.6 million for the third quarter of 2008, a $20.7 million increase from the same quarter of 2007 and an increase of $12.7 million from the linked quarter ended June 30, 2008. The linked quarter increase was primarily due to increased loan volumes caused by the Greater Community acquisition, organic loan growth, and an 11 basis point decline in funding costs during the third quarter of 2008, partially offset by additional interest expense related to higher average interest-bearing liabilities. In addition, the payoff of former Greater Community Federal Home Loan Bank advances totaling $25 million in September of 2008 reduced interest expense by $1.8 million due to the accelerated purchase premium amortization on these advances. During the third quarter of 2008, funding costs declined mainly due to continued repricing of matured time deposits renewing at lower interest rates, as well as a slight decrease of eight basis points in the average target Federal funds rate as compared to the second quarter of 2008.

The net interest margin on a tax equivalent basis was 3.64 percent for the third quarter of 2008, an increase of 16 basis points from 3.48 percent for the linked quarter ended June 30, 2008 and an increase of 24 basis points from 3.40 percent for the prior year third quarter. The yield on average interest earning assets increased by six basis points on a linked quarter basis mainly due to a three basis point increase in yield on average total loans as compared to the three months ended June 30, 2008. The cost of average interest bearing liabilities decreased 11 basis points from the second quarter of 2008 mainly due to a decrease in the cost of deposits.

Valley’s cost of total deposits remained relatively low by industry standards at 1.77 percent for the third quarter of 2008 compared to 1.83 percent for the three months ended June 30, 2008. The decrease of six basis points was primarily due to the normal repricing of time deposit maturities at lower interest rates during the third quarter of 2008.

Valley National Bancorp (NYSE: VLY)

2008 Third Quarter Earnings

October 23, 2008

Non-Interest Income

Third quarter of 2008 compared with third quarter of 2007

Non-interest income decreased $52.4 million to a net loss of $32.1 million for the quarter ended September 30, 2008 compared to non-interest income of $20.3 million for the quarter ended September 30, 2007. Net losses on securities transactions increased $67.5 million during the third quarter of 2008 due to other-than-temporary impairment and realized losses on Fannie Mae and Freddie Mac perpetual preferred stock totaling $70.9 million ($44.1 million after-taxes) partially offset by gains on the sale of available for sale securities. Partially offsetting the decline in non-interest income, net trading gains increased $14.0 million to $14.7 million for the third quarter of 2008. The increase was primarily due to a $20.8 million change in the fair value of Valley’s junior subordinated debentures carried at fair value partly offset by $6.1 million in mark to market losses on trading securities during the third quarter of 2008. Other non-interest income also increased $873 thousand mainly due to general increases in other income associated with the Greater Community acquisition.

Third quarter of 2008 compared with second quarter of 2008

Non-interest income decreased $50.1 million to a net loss of $32.1 million for the three months ended September 30, 2008 compared to non-interest income of $18.0 million for the linked second quarter of 2008. Net losses on securities transactions totaled $67.5 million for the third quarter of 2008 compared to $1.0 million in net losses for the second quarter of 2008 due to other-than-temporary impairment and realized losses on Fannie Mae and Freddie Mac perpetual preferred stock totaling $70.9 million ($44.1 million after-taxes), partially offset by gains on the sale of available for sale securities during the 2008 period. Partially offsetting the decline in non-interest income, net trading gains increased $15.0 million compared to a net loss of $301 thousand for the second quarter of 2008. The increase was mainly due to the change in the fair value of Valley’s junior subordinated debentures carried at fair value partly offset by higher mark to market losses on trading securities during the third quarter of 2008. Other non-interest income increased $964 thousand mainly due to general increases in other income associated with the Greater Community acquisition.

Non-Interest Expense

Third quarter of 2008 compared with third quarter of 2007

Non-interest expense increased by $9.7 million, or 15.1 percent to $73.8 million for the quarter ended September 30, 2008 from $64.1 million for the quarter ended September 30, 2007 primarily due to the Greater Community acquisition on July 1, 2008 and the addition of nine de novo branches to Valley’s branch network over the last twelve-month period. Valley’s organizational expansion since the third quarter of 2007 accounted for a combined $4.7 million increase in salary and employee benefits and a $1.7 million increase in net occupancy and equipment expense during the third quarter of 2008. Other non-interest expense increased $3.0 million or 28.3 percent to $13.5 million for the quarter ended September 30, 2008 mainly due to a $1.2 million prepayment penalty on certain long-term Federal Home Loan Bank advances assumed in the Greater Community acquisition and an $886 thousand increase in expenses related to other real estate owned. The remaining increase in other non-interest

Valley National Bancorp (NYSE: VLY)

2008 Third Quarter Earnings

October 23, 2008

expense was primarily due to several general increases caused by the Greater Community acquisition and Valley’s de novo branching efforts since the 2007 period.

Third quarter of 2008 compared with second quarter of 2008

Non-interest expense increased $9.8 million, or 15.5 percent to $73.8 million for the third quarter of 2008 from $64.0 million for the linked quarter ended June 30, 2008. Salary and employee benefits increased a combined $4.5 million and net occupancy and equipment expense increased $1.3 million mainly due to the acquisition of Greater Community during the third quarter of 2008. Other non-interest expense increased $3.0 million for the quarter ended September 30, 2008 mainly due to a $1.2 million prepayment penalty on Federal Home Loan Bank advances and an $829 thousand increase in other real estate owned expense. The remaining increase in other non-interest expense was primarily due to several general increases caused by the Greater Community acquisition.

Income Taxes

Income tax benefit was ($1.2) million for the third quarter of 2008, reflecting an effective benefit rate of (47.6) percent, compared with income tax expense of $11.4 million for the third quarter of 2007, reflecting an effective tax rate of 23.8 percent. The decrease in taxes compared to the third quarter of 2007 was primarily due to the tax effect of the other-than-temporary impairment charges on Fannie Mae and Freddie Mac perpetual preferred stock during the third quarter of 2008. Due to Valley’s inability to utilize a portion of the capital losses generated from the impairment charges, Valley recorded a $2.9 million deferred tax valuation allowance. The $2.9 million allowance will be reversed as a tax benefit in the fourth quarter of 2008 based upon a tax provision of “The Emergency Economic Stabilization Act of 2008,” enacted into law on October 3, 2008, under which these losses will be treated as ordinary losses (rather than capital losses) for tax purposes.

For the fourth quarters of 2008, Valley anticipates that its effective tax rate will approximate 26 percent as compared to 20.6 percent for the nine months ended September 30, 2008. The rate is projected based upon management’s judgment regarding future results and could vary due to changes in income tax planning strategies and federal and state income tax laws.

De novo Branch Program

Valley maintains a branch expansion plan which focuses on finding attractive building sites and expanding its presence in the New Jersey counties and towns neighboring Valley’s current office locations, as well as in Manhattan, Kings and Queens Counties in New York. During the first nine months of 2008, eight new branch offices were opened, including Valley’s first two locations in Queens and its fourth branch office in Brooklyn. Valley anticipates completing five additional de novo branch projects during the fourth quarter of 2008, including two additional locations in both Brooklyn and Queens. The slowing economy, coupled with the possibility that other opportunities may become available through acquisition, may slow future branch expansions on a de novo basis. Generally, new branches can add immediate franchise value; however, the additional operating costs and capital requirement will have a negative impact on non-interest expense and net income for several years as the branch operations become individually profitable.

Valley National Bancorp (NYSE: VLY)

2008 Third Quarter Earnings

October 23, 2008

About Valley

Valley is a regional bank holding company, headquartered in Wayne, New Jersey, with $14.3 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 193 branches in 131 communities serving 14 counties throughout northern and central New Jersey and Manhattan, Brooklyn and Queens. Valley is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, among others, the following: unanticipated changes in the financial markets and the resulting unanticipated effects on financial instruments in Valley’s investment portfolio; unanticipated changes in the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; the occurrence of an other-than-temporary impairment to investment securities classified as available for sale or held to maturity; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; the inability to realize expected cost savings and synergies from the Greater Community merger in the amounts or in the timeframe anticipated; material adverse changes in Valley’s operations or earnings; the inability to retain Greater Community’s customers and employees; a decline in the economy in Valley’s primary market areas, mainly in New Jersey and New York; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; a change in legal and regulatory barriers including issues related to compliance with anti-money laundering (“AML”) and bank secrecy act (“BSA”) laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; the development of new tax strategies or the disallowance of prior tax strategies; operational risks, including the risk of fraud by employees or outsiders and unanticipated litigation

Valley National Bancorp (NYSE: VLY)

2008 Third Quarter Earnings

October 23, 2008

pertaining to Valley’s fiduciary responsibility; and the inability to successfully implement new lines of business or new products and services.

#     #     #

-Tables to Follow-

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except for share data)	2008	2007	2008	2007
FINANCIAL DATA:
Net interest income	$115,232	$94,414	$313,392	$286,367
Net interest income - FTE (2)	116,588	95,925	317,529	291,075
Non-interest (loss) income	(32,104)	20,299	5,077	82,358
Non-interest expense	73,842	64,173	205,279	190,577
Income tax (benefit) expense	(1,159)	11,373	19,879	45,570
Net income	3,595	36,454	76,661	125,567
Weighted average number of shares outstanding (3):
Basic	134,827,600	125,964,857	128,912,882	126,398,906
Diluted	134,969,373	126,315,018	128,987,839	126,839,039
Per share data (3):
Basic earnings	$0.03	$0.29	$0.59	$0.99
Diluted earnings	0.03	0.29	0.59	0.99
Cash dividends declared	0.20	0.20	0.60	0.60
Book value	8.07	7.48	8.07	7.48
Tangible book value (1)	5.68	5.83	5.68	5.83
Closing stock price - high	24.00	22.43	24.00	23.98
Closing stock price - low	14.44	19.94	14.44	19.94

CORE ADJUSTED FINANCIAL DATA (1):
Net income, as adjusted	$47,675	$36,454	$121,336	$125,567
Basic earnings per share, as adjusted	0.35	0.29	0.94	0.99
Diluted earnings per share, as adjusted	0.35	0.29	0.94	0.99

FINANCIAL RATIOS:
Net interest margin	3.59%	3.35%	3.45%	3.38%
Net interest margin - FTE (2)	3.64	3.40	3.49	3.43
Annualized return on average assets	0.10	1.19	0.78	1.37
Annualized return on average shareholders’ equity	1.28	15.66	10.09	18.05
Annualized return on average tangible shareholders’ equity (1)	1.80	20.18	13.28	23.31
Efficiency ratio (4)	88.83	55.94	64.46	51.69

CORE ADJUSTED FINANCIAL RATIOS (1):
Annualized return on average assets, as adjusted	1.36%	1.19%	1.23%	1.37%
Annualized return on average shareholders’ equity, as adjusted	17.03	15.66	15.97	18.05
Annualized return on average tangible shareholders’ equity, as adjusted	23.92	20.18	21.01	23.31
Efficiency ratio, as adjusted	47.94	55.94	52.58	51.69

Valley National Bancorp

Consolidated Financial Highlights

SELECTED FINANCIAL DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2008	2007	2008	2007
AVERAGE BALANCE SHEET ITEMS:
Assets	$14,002,952	$12,216,419	$13,184,875	$12,190,610
Interest earning assets	12,821,684	11,284,591	12,115,556	11,301,764
Loans	9,988,829	8,207,941	9,144,973	8,227,047
Interest bearing liabilities	10,744,038	9,380,489	10,154,659	9,332,892
Deposits	9,053,000	8,389,340	8,531,366	8,368,995
Shareholders’ equity	1,120,011	931,359	1,013,113	927,647

ALLOWANCE FOR CREDIT LOSSES:
Beginning of period	$75,949	$74,775	$74,935	$74,718
Provision for credit losses	6,850	2,713	16,650	7,011
Charge-offs	(5,197)	(3,892)	(15,246)	(9,680)
Recoveries	749	1,028	2,012	2,575
Addition from Greater Community Bancorp acquisition	11,410	0	11,410	0

End of period	$89,761	$74,624	$89,761	$74,624

Components:
Allowance for loan losses	$88,158	$72,161	$88,158	$72,161
Reserve for unfunded letters of credit	1,603	2,463	1,603	2,463

Allowance for credit losses	$89,761	$74,624	$89,761	$74,624

			As of September 30,
			2008	2007
BALANCE SHEET ITEMS:
Assets			$14,288,151	$12,439,474
Loans			10,057,281	8,370,464
Deposits			9,063,406	8,439,695
Shareholders’ equity			1,088,612	942,782

CAPITAL RATIOS:
Tier 1 leverage ratio			7.26%	7.87%
Risk-based capital - Tier 1			8.94	10.02
Risk-based capital - Total Capital			10.65	11.87

ASSET QUALITY:
Non-accrual loans			$30,663	$29,908
Other real estate owned			7,119	832
Other repossessed assets			4,060	1,511

Total non-performing assets			$41,842	$32,251

Loans past due 90 days or more and still accruing			$12,677	$5,373

ASSET QUALITY RATIOS:
Non-performing assets to total loans			0.42%	0.39%
Loans past due 30 days or more to total loans			0.86	0.79
Allowance for credit losses to total loans			0.89	0.89
Annualized net charge-offs to average loans			0.19	0.12

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA

(1)	This press release contains certain supplemental financial information, described in the following notes, which has been determined by methods other than Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except for share data)	2008	2007	2008	2007
Tangible Book Value
Common shares outstanding	134,940,776	125,961,562	134,940,776	125,961,562

Shareholders’ equity	$1,088,612	$942,782	$1,088,612	$942,782
Less: Goodwill and other intangible assets	321,948	208,061	321,948	208,061

Tangible shareholders’ equity	$766,664	$734,721	$766,664	$734,721

Tangible book value	$5.68	$5.83	$5.68	$5.83

Return on Average Tangible Equity
Net income	$3,595	$36,454	$76,661	$125,567

Average shareholders’ equity	$1,120,011	$931,359	$1,013,113	$927,647
Less: Average goodwill and other intangible assets	322,685	208,640	242,964	209,513

Average tangible shareholders’ equity	$797,326	$722,719	$770,149	$718,134

Annualized return on average tangible shareholders’ equity	1.80%	20.18%	13.27%	23.31%

Adjusted net income
Net income, as reported	$3,595	$36,454	$76,661	$125,567
Add: Impairment and realized losses on FNMA and FHLMC preferred stock	70,905	0	71,909	0
Less: Tax benefit on FNMA and FHLMC preferred stock losses	26,825	0	27,234	0

Net income, as adjusted	$47,675	$36,454	$121,336	$125,567

Adjusted per share data
Net income, as adjusted	$47,675	$36,454	$121,336	$125,567

Average number of basic shares outstanding	134,827,600	125,964,857	128,912,882	126,398,906

Basic earnings, as adjusted	$0.35	$0.29	$0.94	$0.99

Average number of diluted shares outstanding	134,969,373	126,315,018	128,987,839	126,839,039

Diluted earnings, as adjusted	$0.35	$0.29	$0.94	$0.99

Adjusted annualized return on average assets
Net income, as adjusted	$47,675	$36,454	$121,336	$125,567
Average assets	14,002,952	12,216,419	13,184,875	12,190,610

Annualized return on average assets, as adjusted	1.36%	1.19%	1.23%	1.37%

Adjusted annualized return on average shareholders’ equity
Net income, as adjusted	$47,675	$36,454	$121,336	$125,567

Average shareholders’ equity	1,120,011	931,359	1,013,113	927,647

Annualized return on average shareholder equity, as adjusted	17.03%	15.66%	15.97%	18.05%

Valley National Bancorp

Consolidated Financial Highlights

NOTES TO SELECTED FINANCIAL DATA—CONTINUED

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except for share data)	2008	2007	2008	2007
Adjusted annualized return on average tangible shareholders’ equity
Net income, as adjusted	$47,675	$36,454	$121,336	$125,567

Average tangible shareholders’ equity	797,326	722,719	770,149	718,134

Annualized return on average tangible shareholder equity, as adjusted	23.92%	20.18%	21.01%	23.31%

Adjusted efficiency ratio
Total non-interest expense	$73,842	$64,173	$205,279	$190,577

Net interest income	$115,232	$94,414	$313,392	$286,367

Non-interest income	(32,104)	20,299	5,077	82,358

Add: Impairment and realized losses on FNMA and FHLMC preferred stock	70,905	0	71,909	0

Gross operating income, as adjusted	$154,033	$114,713	$390,378	$368,725

Efficiency ratio, as adjusted	47.94%	55.94%	52.58%	51.69%

(2)	Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(3)	Share data reflects the five percent common stock dividend issued on May 23, 2008.
(4)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

($ in thousands, except for share data)

	September 30, 2008	December 31, 2007
Assets
Cash and due from banks	$246,937	$218,896
Interest bearing deposits with banks	151,984	9,569
Federal funds sold	100,000	9,000
Investment securities:
Held to maturity, fair value of $558,038 at September 30, 2008 and $548,353 at December 31, 2007	654,193	556,113
Available for sale	1,713,061	1,606,410
Trading securities	61,383	722,577

Total investment securities	2,428,637	2,885,100

Loans held for sale, at fair value	2,367	2,984

Loans	10,057,281	8,496,221
Less: Allowance for loan losses	(88,158)	(72,664)

Net loans	9,969,123	8,423,557

Premises and equipment, net	254,285	227,553
Bank owned life insurance	298,695	273,613
Accrued interest receivable	61,619	56,578
Due from customers on acceptances outstanding	7,943	8,875
Goodwill	293,988	179,835
Other intangible assets, net	27,960	24,712
Other assets	444,613	428,687

Total Assets	$14,288,151	$12,748,959

Liabilities
Deposits:
Non-interest bearing	$2,107,112	$1,929,555
Interest bearing
Savings, NOW and money market	3,597,921	3,382,474
Time	3,358,373	2,778,975

Total deposits	9,063,406	8,091,004

Short-term borrowings	802,298	605,154
Long-term borrowings (includes fair value of $41,359 for a Federal Home Loan Bank advance at December 31, 2007)	3,005,583	2,801,195
Junior subordinated debentures issued to capital trust (includes fair value of $134,193 at September 30, 2008 and $163,233 at December 31, 2007 for VNB Capital Trust I)	159,534	163,233
Bank acceptances outstanding	7,943	8,875
Accrued expenses and other liabilities	160,775	130,438

Total Liabilities	13,199,539	11,799,899

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 190,886,088 shares; issued 136,971,037 shares at September 30, 2008 and 128,503,294 shares at December 31, 2007	48,237	43,185
Surplus	1,038,836	879,892
Retained earnings	98,147	104,225
Accumulated other comprehensive loss	(46,884)	(12,982)
Treasury stock, at cost (2,030,261 common shares at September 30, 2008 and 2,659,220 common shares at December 31, 2007)	(49,724)	(65,260)

Total Shareholders’ Equity	1,088,612	949,060

Total Liabilities and Shareholders’ Equity	$14,288,151	$12,748,959

*	Share data reflects the 5% common stock dividend issued on May 23, 2008.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

($ in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Interest Income
Interest and fees on loans	$151,871	$141,177	$422,113	$419,712
Interest and dividends on investment securities:
Taxable	34,270	33,859	104,477	99,384
Tax-exempt	2,507	2,745	7,642	8,552
Dividends	2,222	1,873	6,819	5,903
Interest on federal funds sold and other short-term investments	130	3,505	2,032	9,893

Total interest income	191,000	183,159	543,083	543,444

Interest Expense
Interest on deposits:
Savings, NOW and money market	12,080	19,236	37,300	57,870
Time	27,902	35,891	85,552	100,798
Interest on short-term borrowings	2,122	4,656	6,641	13,156
Interest on long-term borrowings and junior subordinated debentures	33,664	28,962	100,198	85,253

Total interest expense	75,768	88,745	229,691	257,077

Net Interest Income	115,232	94,414	313,392	286,367
Provision for credit losses	6,850	2,713	16,650	7,011

Net Interest Income after Provision for Credit Losses	108,382	91,701	296,742	279,356

Non-Interest Income
Trust and investment services	1,774	1,897	5,286	5,518
Insurance premiums	2,351	2,509	7,987	8,273
Service charges on deposit accounts	7,480	7,133	21,102	19,775
(Losses) gains on securities transactions, net	(67,456)	14	(68,269)	84
Trading gains, net	14,747	731	11,255	4,636
Fees from loan servicing	1,243	1,387	3,690	4,171
Gains on sales of loans, net	282	262	1,006	4,624
Gains (losses) on sale of assets, net	171	(645)	256	15,958
Bank owned life insurance	2,659	3,239	8,804	8,254
Other	4,645	3,772	13,960	11,065

Total non-interest (loss) income	(32,104)	20,299	5,077	82,358

Non-Interest Expense
Salary expense	33,147	29,459	93,448	87,139
Employee benefit expense	8,363	7,342	24,215	22,781
Net occupancy and equipment expense	14,032	12,285	40,288	36,999
Amortization of intangible assets	1,959	1,881	5,107	5,671
Professional and legal fees	1,852	2,003	6,038	5,070
Advertising	965	665	1,682	2,407
Other	13,524	10,538	34,501	30,510

Total non-interest expense	73,842	64,173	205,279	190,577

Income Before Income Taxes	2,436	47,827	96,540	171,137
Income tax (benefit) expense	(1,159)	11,373	19,879	45,570

Net Income	$3,595	$36,454	$76,661	$125,567

Earnings Per Common Share:*
Basic	$0.03	$0.29	$0.59	$0.99
Diluted	0.03	0.29	0.59	0.99
Cash Dividends Declared Per Common Share*	0.20	0.20	0.60	0.60
Weighted Average Number of Shares Outstanding:*
Basic	134,827,600	125,964,857	128,912,882	126,398,906
Diluted	134,969,373	126,315,018	128,987,839	126,839,039

*	Share data reflects the 5% common stock dividend issued on May 23, 2008.

Valley National Bancorp

(dollars in thousands)

	For the periods ended
Loan Portfolio	9/30/2008	6/30/2008	3/31/2008	12/31/2007	9/30/2007
Commercial Loans	$1,905,469	$1,680,337	$1,584,190	$1,563,150	$1,665,169

Mortgage Loans:

Construction	470,006	399,279	399,069	402,806	408,969
Residential Mortgage	2,297,868	2,228,197	2,128,949	2,063,242	1,933,321
Commercial Mortgage	3,204,537	2,564,605	2,443,719	2,370,345	2,282,669

Total Mortgage Loans	5,972,411	5,192,081	4,971,737	4,836,393	4,624,959

Consumer Loans:
Home Equity	600,623	537,913	542,162	554,830	554,859
Credit Card	9,872	9,459	9,338	10,077	9,290
Automobile	1,474,328	1,531,537	1,483,067	1,447,838	1,433,178
Other Consumer	94,578	92,768	76,990	83,933	83,009

Total Consumer Loans	2,179,401	2,171,677	2,111,557	2,096,678	2,080,336

Total Loans	$10,057,281	$9,044,095	$8,667,484	$8,496,221	$8,370,464

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and Net Interest Income on a Tax Equivalent Basis
	Quarter End - 9/30/2008			Quarter End - 6/30/2008			Quarter End - 3/31/2008			Quarter End - 12/31/07			Quarter End - 9/30/07
	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets:
Loans (1)(2)	$9,988,829	$151,877	6.08%	$8,897,004	$134,619	6.05%	$8,539,812	$135,638	6.35%	$8,362,192	$140,365	6.71%	$8,207,941	$141,210	6.88%
Taxable investments (3)	2,544,825	36,492	5.74%	2,723,835	38,410	5.64%	2,590,800	36,394	5.62%	2,649,378	37,684	5.69%	2,549,294	35,732	5.61%
Tax-exempt investments (1)(3)	262,079	3,857	5.89%	244,551	3,800	6.22%	254,701	4,100	6.44%	262,269	4,178	6.37%	260,094	4,223	6.49%
Federal funds sold and other interest bearing deposits	25,951	130	2.00%	75,138	406	2.16%	191,384	1,496	3.13%	69,533	809	4.65%	267,262	3,505	5.25%

Total interest earning assets	12,821,684	192,356	6.00%	11,940,528	177,235	5.94%	11,576,697	177,628	6.14%	11,343,372	183,036	6.45%	11,284,591	184,670	6.55%
Other assets	1,181,268			1,019,703			1,005,756			1,037,171			931,828

Total Assets	$14,002,952			$12,960,231			$12,582,453			$12,380,543			$12,216,419

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$3,766,357	$12,080	1.28%	$3,479,046	$11,155	1.28%	$3,386,570	$14,065	1.66%	$3,407,805	$17,825	2.09%	$3,430,218	$19,236	2.24%
Time deposits	3,228,453	27,902	3.46%	2,981,166	27,162	3.64%	2,918,671	30,488	4.18%	2,969,684	33,876	4.56%	3,055,620	35,891	4.70%
Short-term borrowings	530,408	2,122	1.60%	555,799	2,212	1.59%	406,726	2,307	2.27%	487,852	4,489	3.68%	441,227	4,656	4.22%
Long-term borrowings (4)	3,218,820	33,664	4.18%	3,008,249	32,792	4.36%	2,977,234	33,742	4.53%	2,548,503	30,055	4.72%	2,453,424	28,962	4.72%

Total interest bearing liabilities	10,744,038	75,768	2.82%	10,024,260	73,321	2.93%	9,689,201	80,602	3.33%	9,413,844	86,245	3.66%	9,380,489	88,745	3.78%
Non-interest bearing deposits	2,058,190			1,893,688			1,876,223			1,929,133			1,903,502
Other liabilities	80,713			77,369			63,789			90,122			1,069
Shareholders’ equity	1,120,011			964,914			953,240			947,444			931,359

Total liabilities and shareholders’ equity	$14,002,952			$12,960,231			$12,582,453			$12,380,543			$12,216,419

Net interest income/interest rate spread (5)		116,588	3.18%		103,914	3.01%		97,026	2.81%		96,791	2.79%		95,925	2.77%

Tax equivalent adjustment		(1,356)			(1,336)			(1,444)			(1,473)			(1,511)

Net interest income, as reported		$115,232			$102,578			$95,582			$95,318			$94,414

Net interest margin (6)			3.59%			3.44%			3.30%			3.36%			3.35%
Tax equivalent effect			0.05%			0.04%			0.05%			0.05%			0.05%

Net interest margin on a fully tax equivalent basis (6)			3.64%			3.48%			3.35%			3.41%			3.40%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)	Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)	Net interest income as a percentage of total average interest earning assets.